Via U.S. Mail and Fax
Mrs. Elizabeth J. Huebner
Senior Vice President and Chief Financial Officer
Getty Images, Inc.
6312 S. Fiddlers Green Circle
Suite 360E
Greenwood Village, Colorado 80111

								December 13, 2005

	RE:	Getty Images, Inc.
		Form 10-K for the fiscal year ended December 31, 2004
		File No. 000-23747

Dear Mrs. Huebner:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
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Mr. David A. R. Evans
Salem Communications Corporation
November 29, 2004
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE